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                                                                     Exhibit 5.1

                   [Letterhead of Jones Day Reavis & Pogue]

                                           January 27, 1998

The Williams Companies Inc.
One Williams Center
Tulsa, Oklahoma  74172

            Re: Shares of Common Stock, par value $1.00 per share, of The Williams Companies Inc. Issued in Connection with the Merger of the TML Acquisition Corp. into MAPCO Inc.
                  ------------------------------------------------------------



Gentlemen:

                  We have acted as counsel for The Williams Companies Inc., a Delaware corporation (the "Company"), in connection with the Agreement and Plan of Merger, dated as of November 23, 1997, and amended as of January 25, 1998 (the "Merger Agreement"), among the Company, MAPCO Inc., a Delaware corporation ("MAPCO"), and TML Acquisition Corp., a Delaware corporation ("Sub"), pursuant to which Sub will be merged with and into MAPCO (the "Merger"). In connection with the Merger Agreement, the Company has filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933 (the "Securities Act"), a Registration Statement on Form S-4 (the "Registration Statement") relating to shares of common stock, par value $1.00 per share, of the Company to be issued in connection with the Merger (the "Shares").


                  In our capacity as counsel to the Company, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that, when the Shares have been duly authorized, issued and delivered pursuant to the Merger Agreement as provided therein, the Shares will be validly issued, fully paid and nonassessable.


                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                           Very truly yours,

                                           /s/ Jones Day Reavis & Pogue